EXHIBIT 10.6

OFFICEMAX INCORPORATED

2005 Annual Incentive Award Agreement

This Annual Incentive Award (the “Award”), is granted on April 18, 2005 (the “Award Date”), by OfficeMax Incorporated (“OfficeMax”) to Sam Duncan (“Awardee” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan (the “Plan”) and pursuant to the following terms:

1.                                       The Award is subject to all the terms and conditions of the Plan.  All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan.

2.                                       For purposes of this Award, the following terms shall have the meanings stated below.

2.1.                              “Award Period” means the 2005 fiscal year.

2.2.                              “Base Salary” means your annual pay rate in effect at the end of the Award Period, without taking into account (a) any amounts deferred pursuant to an election under any 401(k) plan, pre-tax premium plan, deferred compensation plan, or flexible spending account sponsored by OfficeMax or any subsidiary, (b) any incentive compensation, employee benefit, or other cash benefit paid or provided under any incentive, bonus or employee benefit plan sponsored by OfficeMax or any subsidiary, or (c) any excellence award, gains upon stock option exercises, restricted stock grants or vesting, moving or travel expense reimbursement, imputed income, or tax gross-ups, without regard to whether the payment or gain is taxable income to you.

2.3.                              “EBIT dollars” means OfficeMax’s earnings from operations before interest and taxes, as calculated by OfficeMax in its sole discretion.

2.4.                              “Net sales” means the gross sales or revenues less returns, allowances, rebates, and coupons for OfficeMax, as calculated by OfficeMax in its sole discretion.

2.5.                              “Return on sales” means the ratio of reported operating profit to reported net sales, expressed as a percentage, for OfficeMax during the Award Period, as calculated by OfficeMax in its sole discretion.

2.6.                              “Sales growth” means the percentage change in overall same location net sales for OfficeMax during the Award Period, adjusted for store closures, store openings, acquisitions, divestitures, and changes in fiscal periods, as calculated by OfficeMax in its sole discretion.

3.                                       Your target award percentage is 100% of your Base Salary.

4.                                       The Performance Goals applicable to your Award are sales growth, return on sales, and EBIT dollars.  Your Award will be calculated based on these Performance Goals, as follows:

4.1.                              Payout.  Each Performance Goal is weighted equally.  Using the payout charts attached as Exhibit 1, a payout multiple will be identified for each Performance Goal.  Your target award percentage will be divided by three, that number will be multiplied by the identified multiple, and the resulting percentage will be applied to your Base Salary to determine your actual Award for each Performance Goal.

4.2.                              General Terms.  Payout multiples between numbers indicated on the chart will be calculated using straight-line interpolation.  Total payout (aggregate amount paid for all three Performance Goals) is capped at 2.25 times your target award percentage.  Individual payout for each Performance Goal is capped at 2.25 times the applicable target award percentage.  Notwithstanding the Performance Goals and formulas set forth above, no award will be earned or paid for the Award Period unless OfficeMax has net income for the Award Period, as calculated by OfficeMax in its sole discretion.

5.                                       This Award will be paid in cash.

6.                                       If you terminate employment before December 31, 2005, your Award will be treated as follows:

6.1.                              If your termination of employment is a result of your death or Disability, as defined in the Employment Agreement between you and OfficeMax dated April 14, 2005 (the “Employment Agreement”), you will receive a pro rata Award, if an Award is paid, based on the number of days during the Award Period that you were employed and eligible compared to the total number of days in the Award Period.

6.2.                              If you are involuntarily terminated by the Company other than for death, Disability, or Cause (as defined in the Employment Agreement), or if you terminate employment for Good Reason (as defined in the Employment Agreement), you will receive a pro rata Award, if an Award is paid, based on the number of days during the Award Period that you were employed and eligible compared to the total number of days in the Award Period.

6.3.                              Except as described in paragraphs 6.1 and 6.2, you must be employed by OfficeMax or its subsidiary on the last day of the Award Period to be eligible to receive payment of an Award.  If your employment is terminated for Cause or for any other reason except as described in paragraph 6.1 or 6.2, you will not be eligible to receive payment of any Award for 2005.

7.                                       Notwithstanding the Performance Goals, you will receive a minimum Award of 100% of your Base Salary, provided that this minimum Award will not apply to payments occurring pursuant to paragraph 6.

8.                                       The Committee reserves the right to reduce the Award (but not below the minimum Award payable pursuant to paragraph 7), whether or not the Performance Goals have been met.

9.                                       In the event of a Change in Control (as defined in the Plan) prior to December 31, 2005, the provisions of the Plan shall apply.

You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before May 13, 2005, or the Award will be forfeited.    Return your executed Agreement to:  Linda VanDeventer, OfficeMax, 150 E Pierce Road, Itasca, IL 60143, or fax your signed form to 630-438-2463.

OfficeMax Incorporated		Awardee

By:	/s/ Matt Broad	/s/ Sam Duncan

Sam Duncan
Printed Name